Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Korro Bio, Inc. for the registration of 2,077,864 shares of its common stock and to the incorporation by reference therein of our report dated July 27, 2023, with respect to the consolidated financial statements of Korro Bio, Inc., included in Korro Bio, Inc.’s Current Report on Form 8-K dated November 6, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 6, 2023